UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 30 April 2013

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

                             not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03    Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2013, Air Products and Chemicals, Inc. (the “Company”) entered into a five-year dollar equivalent $2,500,000,000 revolving credit agreement with a syndicate of banks (the “2013 Credit Agreement”), under which senior unsecured debt is available to both the Company and certain of its subsidiaries. The 2013 Credit Agreement provides a source of liquidity for the Company and supports its commercial paper program. The Company unconditionally guarantees the payment of all loans made under the 2013 Credit Agreement to its subsidiary borrowers. Amounts outstanding under the 2013 Credit Agreement may be accelerated for typical defaults, including the non-payment of amounts due under the 2013 Credit Agreement, the non-payment of material judgments or debt obligations and certain bankruptcy events. The Company’s only financial covenant is a maximum ratio of total debt to capitalization.

The 2013 Credit Agreement terminates and replaces the Company’s existing $2,170,000,000 revolving credit agreement dated July 8, 2010, as subsequently amended (the “2010 Agreement”). No borrowings were outstanding under the 2010 Agreement at the time of its termination and no early termination penalties were incurred.

As of the date of this filing, no borrowings have been made and no material direct financial obligations have been created under the 2013 Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: 6 May 2013	By:	/s/ M. Scott Crocco
M. Scott Crocco
Senior Vice President and Chief Financial Officer

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